December 20, 2019
Daniel Faga

Re:    Offer of Employment
Dear Dan:
Mirati Therapeutics, Inc. (the “Company” or “Mirati”) is pleased to offer you at-will employment in the position of Chief Operating Officer (COO) on the terms and conditions set forth in this letter agreement (the “Agreement”). Certain capitalized terms used in this Agreement have the meanings set forth in Section 9.
1.     Employment by the Company. Your employment with the Company shall begin on January 6, 2020 or such date as otherwise agreed to by you and the Company (such actual date your employment begins (the “Start Date”)). This is an exempt position, and during your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies. You shall perform such duties that are consistent with your position and as are required by the Company’s CEO, to whom you will report. The scope of the role includes oversight of functions including, but not limited to, Corporate Strategy, Finance & accounting, Investor Relations, Corporate Communications & external affairs, Business Development, Legal & Compliance, Program Management, Alliance Management, and related functions. The Company may expand your duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. Your primary office location shall be the San Diego, California office. The Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.
2.     At-Will Employment. Your employment relationship is at-will. Either you or the Company may terminate the employment relationship at any time, with or without Cause or advance notice. Upon termination of your employment for any reason, you shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.
3.     Compensation.
3.1     Base Salary. You shall receive a base salary at the rate of five hundred thousand dollars ($500,000.00) USD per year, subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule (currently bi-weekly) (the “Base Salary”).

3.2     Annual Bonus. You will be eligible for an annual discretionary bonus with a target amount of 45% of your then current annual Base Salary, prorated for the number of days employed in a calendar year (the “Annual Bonus”). Whether you receive an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board of Directors of the Company and/or its Compensation Committee (the “Board”) in its discretion based upon the achievement of corporate and/or individual objectives and milestones that are determined in the sole discretion of the Board. You must continue to be employed through the date the Annual Bonus is paid in order to earn such bonus. The Annual Bonus, if earned, shall be paid to you in a lump sum no later than March 15th of the calendar year that follows the performance year, subject to applicable payroll deductions and withholdings.
3.3     Relocation Assistance Payment. Upon the commencement of your employment with the Company, you will receive a one-time signing bonus in the amount of $100,000.00 USD (the “Relocation Assistance Payment”). The Signing Bonus will be considered taxable compensation which will further be grossed up to compensate for income taxes at a rate of 37% for federal taxes and at an appropriate rate for state and local taxes. The Relocation Assistance Payment paid to you in as an advance in a single lump sum in accordance with the Company’s standard payroll processes within 30 days after your Start Date, and is provided to you prior to your earning of such Relocation Assistance Payment. You will not earn the Relocation Assistance Payment unless you remain actively and continuously employed with the Company through the second anniversary of your Start Date. If your employment terminates under any circumstances other than a Change of Control, due to your resignation for Good Reason, Death or Disability, or a termination without Cause by the Company), you agree to repay to the Company, within thirty (30) days of your employment termination date: (i) 100% of the gross amount of the Relocation Assistance Payment if such termination occurs before the first anniversary of your Start Date, and (ii) 50% of the gross amount of the Relocation Assistance Payment if such termination occurs before the second anniversary of your Start Date.
3.4    Relocation Assistance. Subject to your relocation to San Diego, California no later than January, 2021,you are eligible to receive relocation benefits as specified below in this Section 3.4 (the “Relocation Assistance”). Any Relocation Assistance shall be provided subject to the terms of the Company’s Relocation Policy (the “Relocation Policy”). Relocation Assistance benefits are taxable income, subject to withholding, such that your net Relocation Assistance benefit received may be less than your incurred expense. The Company will also pay for up to 7 months of furnished temporary housing with a rental maximum of $6,000.00 USD per month to aid in your transition to San Diego, subject to the terms and conditions of the Relocation Policy and may be extended at the discretion of Head of Human Resources and CEO. All flights during your transition to San Diego will be billed directly through the Company using the Company’s travel broker. All travel (including but not limited to commuting) must align with the Company’s Corporate Travel Policy. Additionally, the Company will also provide a rental vehicle for the duration of your time, not to exceed $6,000.00. If your employment with the Company ends before the first anniversary of your Start Date for any reason other than due to your resignation for Good Reason or a termination without Cause by the Company, you shall be required to immediately repay the Company the full gross amount of the Relocation Assistance benefits.

3.5    Equity.
    (a) Subject to Board approval, as soon as administratively practicable following your Start Date will be granted nonqualified stock options (“Options”) and restricted stock unit awards (“RSUs”) under the Plan.
    (i) Options. The Options will have a grant date fair value equal to $5,000,000.00 USD as calculated in accordance with accounting standards on the applicable date of grant. The options will have an exercise price equal to 100% of the fair market value of the Company’s common stock on the applicable date of grant. The Options will vest over a four year period following your Start Date, with 25% of the Options vesting on the first anniversary of your Start Date, and the remainder vesting in 36 equal monthly installments on each monthly anniversary thereafter, in each case subject to your continued services with the Company through the applicable vesting dates. The Options will be subject to the terms of the Plan and the option agreement between you and the Company.
(ii) RSUs. The RSUs will have a grant date fair value equal to $3,000,000.00 USD as calculated in accordance with accounting standards on the applicable date of grant. The RSUs will vest over a four year period following your Start Date, with 25% of the RSUs vesting on each anniversary of your Start Date, in each case subject to your continued services with the Company through the applicable vesting dates. The RSUs will be subject to the terms of the Plan and the restricted stock unit agreement between you and the Company.
(b)    You will be eligible to receive additional equity awards under the Plan from time to time, as determined by the Board, in its sole discretion. Our current practice is to grant equity refresher awards each January to continuing employees who are in good standing. Our equity grant practices may be changed at any time and without notice as determined in the Board’s sole discretion.
4.    Business Expenses. You will be eligible for reimbursement of all reasonable, necessary and documented out-of-pocket business, entertainment, and travel expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company's expense reimbursement policies and procedures.
5.    Paid Time Off; Paid Sick Leave; Holidays.  You will initially be eligible to accrue up to four (4) weeks (or 20 days) of paid time off during each calendar year (January 1 - December 31), subject to applicable maximum accrual caps, in accordance with the Company’s paid time off policies as in effect from time to time. You will be granted five (5) days (or 40 hours) of paid sick leave at the commencement of employment, and thereafter, on January 1st of each calendar year. You will also be eligible for certain paid holidays pursuant to Company policy.  The Company reserves the right to cancel or change its policies regarding paid time off, paid sick leave and/or holidays from time to time without amendment of this Agreement.
6.    Company Policies; Standard Company Benefits. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control. In accordance with Company practice and subject to the terms and conditions of the applicable

Company benefit plan documents, you will be eligible to participate in the generally applicable employee benefit programs provided by the Company to its U.S. based employees from time to time (such as life insurance, health insurance, dental insurance, 401(k), employee stock purchase plan, etc.) in accordance with their terms. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time.
7.    Proprietary Information Obligations. As a condition of employment, you shall execute and abide by the Company’s Employee Confidential Information and Invention Assignment Agreement (the “CIIA”), attached hereto as Exhibit A. By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor your obligations to former employers and any other third parties (if any) during your employment with the Company.
8.    Termination; Severance Benefits.
8.1    Involuntary Termination. If you are subject to an Involuntary Termination that does not occur within the Change in Control Period, the Company shall pay to you the Accrued Amounts and in addition, you will be entitled to the benefits set forth in this Section 8.1 (the “Severance Benefits”), subject to your satisfaction of all the conditions described in Section 8.4 below.
(a)    Cash Severance. You will receive a cash payment equal to (i) eighteen (18) months (the “Severance Period”) of your Base Salary at the rate in effect immediately prior to your Involuntary Termination (but without giving effect to any prior reduction to Base Salary by the Company which would give rise to your right to resign for Good Reason), plus (ii) any Annual Bonus determined by the Board to be payable for the immediately preceding calendar year that has not yet been paid as of the date of termination, and plus (iii) not withstanding the requirement to be employed through the date the Annual Bonus is paid in order to earn such bonus, a prorated portion of your target Annual Bonus for the year in which the Involuntary Termination occurs irrespective of whether the performance goals applicable to such Annual Bonus have been established or satisfied (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason) subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.
(b)    Accelerated Vesting. The vesting and exercisability of all outstanding options, restricted stock unit awards, and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination, to the extent such equity awards would otherwise have vested solely conditioned on your continued services with the Company, shall accelerate vesting in accordance with their applicable vesting schedules as if you had completed an additional number of months of service with the Company equal to the Severance Period as of the date of Involuntary Termination.
(c)     Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment to the insurer under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
8.2    Involuntary Termination in Connection with a Change in Control. If your Involuntary Termination occurs during the Change in Control Period, then you shall be entitled to the Accrued Amounts and to the benefits set forth in this Section (the “Change in Control Severance Benefits”), subject to your satisfaction of all the conditions described in Section 8.4 below.
    (a)    Cash Severance. You will receive a cash payment equal to: (i) eighteen (18) months (the “Severance Period”) of your Base Salary, plus (ii) your target Annual Bonus for the year in which the Involuntary Termination occurs (in each case calculated by reference to your Base Salary rate as in effect immediately prior to your Involuntary Termination, but without giving effect to any prior reduction in Base Salary by the Company which would give rise to your right to resign for Good Reason), subject to applicable payroll deductions and tax withholdings (the “Severance Payment”). The Severance Payment shall be paid to you in a lump sum on the first regular payroll date of the Company following the effective date of the Release.

(b)    Full Accelerated Vesting. Effective as of the later of your Involuntary Termination or the effective date of the Change in Control, the vesting and exercisability of all outstanding stock options, restricted stock unit awards and other equity awards covering the Company’s common stock that are held by you as of immediately prior to the Involuntary Termination shall accelerate vesting in full. For purposes of determining the number of shares that will accelerate vesting pursuant to this Section 8.2(b) with respect to any equity award subject to performance-based vesting for which the performance period has not ended and that has multiple vesting levels depending upon the level of performance, the portion of such award that shall accelerate vesting shall be calculated assuming that the applicable performance criteria were attained at the greater of (1) a 100% level or (2) the actual level of achievement of the applicable performance criteria as of the later of the Change in Control or Involuntary Termination, as applicable. Your equity awards shall remain outstanding following your Involuntary Termination if and to the extent necessary to give effect to this Section 8.2(b). For the avoidance of doubt, vesting acceleration under this subsection is conditioned upon the actual consummation of a Change in Control .
    (c)    Payment of Continued Group Health Plan Benefits. If you are eligible for and timely elect continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 or any state law of similar effect (“COBRA”) following your Involuntary Termination, the Company will pay your COBRA group health insurance premiums for you and your eligible dependents directly to the insurer until the earliest of (A) the end of the period immediately following your Involuntary Termination that is equal to the Severance Period (the “COBRA Payment Period”), (B) the expiration of your eligibility for continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by you under a Section 125 health care reimbursement plan under the Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether you elect continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the first payroll date following the effectiveness of the Release, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments instead commenced on the date of your Involuntary Termination, with the balance of the payments paid thereafter on the schedule described above.  If you become eligible for coverage under another employer’s group health plan, you must immediately notify the Company of such event, and all payments and obligations under this subsection shall cease.
For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 8.1 and this Section 8.2. If you are eligible for benefits under both Section 8.1 and this Section 8.2,

you shall receive the benefits set forth in this Section 8.2 and such benefits shall be reduced by any benefits previously provided to you under Section 8.1.
8.3    Termination for Cause; Resignation Without Good Reason; Death or Disability. If the Company terminates your employment for Cause, you resign your employment with the Company without Good Reason, or your employment terminates due to your death or disability or under any other circumstances not involving an Involuntary Termination, you shall only be entitled to the Accrued Amounts. You will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits in Section 8.1 and Change in Control Severance Benefits in Section 8.2.
8.4    Conditions to Receiving Severance Benefits and Change in Control Severance Benefits. Your receipt of the Severance Benefits in Section 8.1 and the Change in Control Severance Benefits in Section 8.2 of this Agreement will be conditioned upon and subject in all cases to:
(a) You executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form provided by the Company, which may be included by the Company in a separate separation agreement (the “Release”), within the applicable deadline set forth therein following your Involuntary Termination, and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than sixty (60) days following the date of your Involuntary Termination (such sixty (60) day deadline, the “Release Deadline”);
(b) Your compliance with your continuing obligations to the Company under this Agreement and the CIIA; and
(c) Your resignation from all offices, directorships and trusteeships then held by you at the Company or any affiliate of the Company, with such resignation to be effective upon your date of Involuntary Termination, unless otherwise requested by the Company.
9.    Definitions. The terms used in this Agreement shall have the following meanings:
9.1 “Accrued Amounts” means your Base Salary that is earned but unpaid as of your employment termination date, any unreimbursed business expenses payable to you and any accrued but unused personal time off or vacation benefits and any other payments or benefits otherwise earned and payable to you or otherwise as required by law to be paid or provided through your employment termination date.
9.2 “Cause” shall mean, for purposes of this Agreement, your (i) material breach of your obligations under this Agreement, the CIIA, or any code of ethics or business conduct policy adopted by the Company from time to time, or of any other material contract with the Company or statutory duty owed to the Company; (ii) neglect or failure to conscientiously and diligently carry out your functions and/or duties after you have received a written demand of performance from the Company which specifically set forth the factual basis for the Company’s belief that you have not substantially performed your functions and have failed to cure such non-performance to the Company’s satisfaction within ten (10) business days after receiving such notice; (iii) commission of any act that is reasonably likely to lead to a conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude under the laws of the United States or of any jurisdiction applicable to you; or (iv)

commission or attempted commission of, or participation (whether by affirmative act or omission) in, a fraud or act of dishonesty against the Company.
9.3 “Change in Control” has the meaning ascribed to such term in the Plan.
9.4 “Change in Control Period” means the period commencing three (3) months prior to a Change in Control and ending twenty four (24) months following a Change in Control.
9.5 “Code” means the U.S. Internal Revenue Code of 1986 (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder and any state law of similar effect.
9.6 “Good Reason” for you to resign your employment with the Company means the occurrence of any of the following events without your express written consent; provided, however, that any such resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (1) you give the Company written notice of the intent to terminate for Good Reason within sixty (60) days following the first occurrence of the particular condition or conditions that you believe constitutes Good Reason, which notice shall describe such condition(s); provided, however, that failure to provide such notice shall not operate as a waiver of your right to resign employment for Good Reason based on the occurrence of a different condition or subsequent occurrence of the same condition; (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (3) you actually resign employment from all positions you then hold with the Company within the first thirty (30) days after expiration of the Cure Period:
(a) a material reduction in your authority, duties, status or responsibilities;
(b) a material reduction of your then current Base Salary, and regardless of whether implemented in a single reduction or a series of reductions, which the parties agree is a reduction of at least five percent (5%) of your Base Salary; notwithstanding the foregoing, such a material reduction of your Base Salary shall not constitute “Good Reason” if such material reduction was made under a salary reduction program that commenced at least three (3) months prior to a Change in Control and is applicable generally to the Company’s similarly situated leadership team members;
(c) a material reduction in the budget over which you retain authority;
(d) a material reduction in the authority, duties, or responsibilities of the CEO to whom you are required to report;
(e) any relocation of your principal place of employment to a place that increases your one-way commute by more than thirty-five (35) miles, provided, however, that required travel for Company business shall not constitute “Good Reason”; or
(f) the Company’s material breach of this Agreement.
9.7 “Involuntary Termination” means a termination of your employment with the Company pursuant to either (i) a termination initiated by the Company without Cause, (ii) your resignation for Good Reason or (iii) due to “Redundancy” which shall mean the elimination by the Board of your role or position in the Company, and provided in any case (i), (ii) or (iii) such termination constitutes a Separation from Service. An Involuntary Termination does not include any other termination of your employment, including a termination due to your death or disability.
9.8 “Plan” shall mean the Company’s 2013 Equity Incentive Plan, as amended from time to time, and any successor plan thereto.
9.9 “Separation from Service” means a “separation from service”, as defined under Treasury Regulation Section 1.409A-1(h).
10.    Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations Sections 1.409A1(b)(4), 1.409A1(b)(5) and 1.409A1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For all purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulations Sections 1.409A2(b)(2)(i) and (iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the first date following expiration of the six-month period following the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the Release Deadline occurs in the calendar year following the calendar year of your Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline for purposes of determining the timing of provision of any severance benefits.
11.    Section 280G.
If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment pursuant to this Amendment or otherwise (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

Unless you and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction triggering the Payment shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other reasonable time as requested by you or the Company.

If you receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you shall promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

12.    Arbitration of All Disputes.
12.1    Agreement to Arbitrate. To ensure the timely and economical resolution of disputes that may arise between you and the Company, both you and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, you will submit solely to final, binding and confidential arbitration any and all disputes, claims, or causes of action arising from or relating to: (i) the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; or (ii) your employment with the Company (including but not limited to all statutory claims); or (iii) the termination of your employment with the Company (including but not limited to all statutory claims). BY AGREEING TO THIS ARBITRATION PROCEDURE, BOTH YOU AND THE COMPANY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE.
12.2    Arbitrator Authority. The Arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition.
12.3    Individual Capacity Only. All claims, disputes, or causes of action under this Section, whether by you or the Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this Section are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration.
12.4    Arbitration Process. Any arbitration proceeding under this Section shall be presided over by a single arbitrator and conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Diego, California under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The Arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.
12.5 Excluded Claims. This Section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.
12.6 Injunctive Relief and Final Orders. Nothing in this Section is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
13.    General Provisions. This Agreement, together with the CIIA, constitutes the entire agreement between you and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and their respective successors, assigns, heirs, executors and administrators. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. This Agreement shall become effective as of the Start Date and shall terminate upon your termination of employment with the Company. The obligations as forth under Sections 7 (Proprietary Information Obligations), 8 (Termination; Severance Benefits), 10 (Section 409A), 11 (Section 280G), 12 (Arbitration of All Disputes); and 13 (General Provisions) will survive the termination of this Agreement. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.
This offer is conditioned on, and subject to, satisfactory proof of your identity and right to work in the United States, and your satisfactory completion of a background check and other applicable pre-employment screenings.
[Signature page to follow]

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
If you accept employment with the Company on the terms above, please sign below and sign and complete the CIIA attached as Exhibit A and return both documents by December 20, 2019. Our offer will terminate after such date.
Best regards,
Mirati Therapeutics, Inc.

/s/ Charles M. Baum
Charles Baum, M.D., Ph.D.
President and CEO
Accepted and agreed:

/s/ Daniel Faga
Daniel Faga

Date: December 20, 2019
Exhibit A

MIRATI THERAPEUTICS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION A